EXHIBIT 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30, 2005		Three Months Ended June 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	7,144	$0.62	7,144	$0.31

Diluted
Average Shares Outstanding	7,144		7,144
Common Stock Equivalents	26		26

	7,170	$0.62	7,170	$0.31

	Six Months Ended June 30, 2004		Three Months Ended June 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	7,127	$0.55	7,135	$0.28

Diluted
Average Shares Outstanding	7,127		7,135
Common Stock Equivalents	22		21

	7,149	$0.55	7,156	$0.28

All per share data has been adjusted to reflect a 5-for-4 stock split effected as a 25% stock dividend on May 16, 2005.